Exhibit 99.1

FOR IMMEDIATE RELEASE:

Date: January 31, 2012
Contact: Ralph E. Schank
President and Chief Executive Officer
(816) 233-5148

St. Joseph Bancorp, Inc.
Announces Deregistration with
Securities and Exchange Commission

ST. JOSEPH, MISSOURI, January 31, 2012 – St. Joseph Bancorp, Inc. (the “Company”), (OTCBB: SJBA) announced today that its board of directors approved the termination of the registration of its common stock under the Securities Exchange Act of 1934.  A Form 15 will be filed with the Securities and Exchange Commission (the “SEC”) on or about January 31, 2012 in order to effect such deregistration.  The obligation of St. Joseph Bancorp, Inc. to file periodic reports with the SEC, including reports on Forms 10-K, 10-Q and 8-K, will cease upon filing of the Form 15.  Once the Form 15 is effective, which is expected to occur within 90 days of filing, the obligations of the Company to file proxy materials and other reports with the SEC will also cease.

According to Ralph E. Schank, President and Chief Executive Officer of the Company, “The Company is taking this action in order to reduce operating expenses.  We believe that the continuing increased costs and administrative burdens of public company status, including our reporting obligations with the SEC, outweigh the benefits of public reporting.”  Mr. Schank also indicated that St. Joseph Bancorp, Inc. will continue to provide stockholders with an annual report containing audited financial statements.

The Company is the holding company of Midwest Federal Savings and Loan Association of St. Joseph (the “Bank”), a federally chartered savings and loan association serving business and personal clients from its offices in St. Joseph, Missouri.

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.